Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Edward Nebb
Comm-Counsellors, LLC
203-972-8350
enebb@optonline.net

LAZARE KAPLAN INTERNATIONAL INC.
SECOND QUARTER FISCAL 2008 RESULTS

NEW YORK, N.Y. – January 11, 2008 – Lazare Kaplan International Inc. (AMEX: LKI) today announced financial results for the second fiscal quarter of fiscal 2008 ended November 30, 2007.

     Net sales for the three and six months ended November 30, 2007 were $90.5 million and $193.1 million, respectively, as compared to $94.4 million and $233.3 million for the prior year periods.

     Polished diamond revenue for the three and six months ended November 30, 2007 were $43.0 million and $76.9 million, respectively, as compared to $41.5 million and $74.5 million for the prior year periods. Increased polished diamond revenue primarily reflects increased sales of branded diamonds.

     Rough diamond sales were $47.5 million and $116.2 million for the three and six months ended November 30, 2007, as compared to $52.9 million and $158.8 million for the comparable prior year periods. The decrease in rough diamond sales for the six months ended November 30, 2007 primarily reflects the transfer during the second fiscal quarter of 2007 of certain rough diamond buying and trading operations to a formal joint venture which the Company accounts for on the equity method.

     Gross Margin for the three and six months ended November 30, 2007 was 7.0% and 7.6%, respectively, as compared to 5.2% and 4.4% for the prior year periods. The increase in overall gross margin percentage reflects improved margins in both polished diamond sales and rough diamond trading margin.

     Net income / (loss) for the three and six month periods ended November 30, 2007 was $0.3 million, or $0.03 per fully diluted share, and $0.7 million, or $0.09 per fully diluted share, compared to $(1.4) million, or $(0.17) per fully diluted share, and $(3.2) million, or $(0.39) per fully diluted share, in the respective prior year periods. Fully diluted earnings per share for the three and six month period ended November 30, 2007 are based on the weighted average number of shares outstanding of 8,337,818 and 8,329,649, as compared to 8,197,634 and 8,197,420 in the comparable prior year periods.

     Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network. The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of or demand for the Company’s products, pricing pressures, adequate supply of rough diamonds and other competitive factors. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission. The information contained in this press release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.

(Financial table to Follow)

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and per share data)

	Three Months Ended		Six Months Ended
November 30, (unaudited)	2007	2006	2007	2006
Net sales	$90,528	$94,411	$193,121	$233,295
Cost of Sales	84,179	89,482	178,479	223,121
	6,349	4,929	14,642	10,174
Selling, general and administrative expenses	6,948	6,831	13,235	13,070
Equity in income of joint ventures	(2,486)	(907)	(2,561)	(1,200)
Interest expense, net of interest income	1,501	1,548	3,004	3,270
	5,963	7,472	13,678	15,140
Income / (loss) before income taxes	386	(2,543)	964	(4,966)
Income tax provision / (benefit)	95	(1,180)	253	(1,778)
NET INCOME / (LOSS)	$291	$(1,363)	$711	$(3,188)

EARNINGS / (LOSS) PER SHARE
Basic earnings / (loss) per share	$0.04	$(0.17)	$0.09	$(0.39)
Average number of shares outstanding during the period	8,257,082	8,197,634	8,258,033	8,197,420

Diluted earnings / (loss) per share	$0.03	$(0.17)	$0.09	$(0.39)
Average number of shares outstanding during the period
assuming dilution	8,337,818	8,197,634	8,329,649	8,197,420